Investor update – Xura agrees to be acquired by Affiliates of siris capital group Philippe tartavull – President and CEO Jacky wu – EVP and Chief financial officer Exhibit 99.8

Significant Transformation Over Past Year

XURA Corporate Timeline

Jan'15-Apr'15 | May'15 | Jun'15 | Jul'15 | Aug'15 | Sep'15-Dec'15 | Dec'15-Apr'16 | May'16

April 15, 2015: Comverse Inc. announced strategic partnership with Tech Mahindra

April 26, 2015: Amdocs signed a definitive agreement to acquire substantially all of Business-Support Systems (BSS) assets from Comverse, Inc. for approximately $273 million in cash

June 14, 2015: Comverse, Inc. entered into a definitive agreement to acquire Acision Global Ltd. for approximately $400 million

July 2, 2015: Comverse Inc. completed the sale of its BSS unit to Amdocs

August 6, 2015: Comverse closed on acquisition of Acision

September 8, 2015: Comverse, Inc. changed name to Xura, Inc. and its NASDAQ ticker symbol from CNSI to MESG

September 9, 2015: Xura announced 2Q FY2015 earnings

December 15, 2015: Xura announced 3Q FY2015 earnings

April 15, 2016: Xura announced FY2015 earnings, exclusive negotiations for a potential sale of the Company for $25.00 per share (26% premium), and delay in filing of Form 10-K

May 23, 2016: Xura announces agreement to be acquired by affiliates of Siris Capital Group for $25.00 per share in an all-cash deal reflecting an equity value of approximately $643 million

Deal closings and business transformation through a series of complex transitions ahead of schedule

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Transaction expected to close in 3Q FY2016 | Key Transaction Terms & Deal Considerations Key Transaction Terms Deal Considerations Xura stockholders to receive $25.00 per share in cash Equity Value of approximately $643 million and Enterprise Value of approximately $626 million 8.1x multiple over midpoint of FY2016 Management Adjusted EBITDA guidance Premium of 26.0% over the closing price on April 14, 2016, the day before the Company disclosed that it was in exclusive negotiations for a potential sale of the Company to a third party Siris has secured committed debt financing that will be provided by Cerberus Business Finance, LLC Subject to a 45-day “go-shop” period concluding on July 7, 2016 Best outcome for all constituents: stockholders, employees, customers and business partners Significant cash premium transaction at an attractive multiple Fully-committed financing and minimal contingencies to closing Culmination of several months of negotiations and a strategic process “Go-shop” process to ensure value-maximization

Note: Due to rounding, numbers presented may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures. (1) “Adjusted EBITDA” is a non-GAAP financial measure. Adjusted EBITDA is computed by management as a loss from operations less depreciation and expense adjustments consisting of the following: (i) stock-based compensation expense; (ii) amortization of intangible assets; (iii) compliance-related professional fees; (iv) acquisition and integration costs (v) strategic-related costs (vi) write-off of property and equipment; (vii) restructuring expenses; and (viii) certain other gains, losses and expenses (collectively, “Expense Adjustments”). Strategic related costs include business strategy evaluation and mergers and acquisition efforts. For a reconciliation, see “Consolidated Reconciliation of GAAP to Non-GAAP Financial Measures” included in the Company’s press release dated April 15, 2016. | ($ in millions)  US GAAP Total Revenue $82 Total Costs & Expenses $90 Loss from Operations $(8) Adjusted EBITDA(1) $14 Adjusted EBITDA % Margin 17% 4Q FY2015 results and FY2016 Guidance previously released on April 15, 2016: Revenue: $340 million to $370 million Adjusted EBITDA: $70 million to $85 million Cash & Cash Equivalents (including Restricted Cash): $170 million to $200 million 2016 guidance reflects project delays from legacy Acision portfolio and risks in the Collect SMS market Headcount plan still anticipated to be achieved 3Q FY2016 700 to 800 headcount 4Q FY2015 Results & FY2016 Guidance 4Q FY2015 Results FY2016 Guidance

| Safe Harbor Statement & Other Important Information Forward-Looking Statements This communication contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Xura’s current expectations or beliefs concerning future events, plans, strategies, or objectives that are subject to change, and actual results may differ materially from the forward-looking statements. Without limiting the foregoing, the words “expect,” “plan”, “believe,” “seek,” estimate,” “aim,” “intend,” “anticipate,” “believe,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements may involve known and unknown risks over which Xura has no control. Those risks include, without limitation (i) the risk that the proposed transaction may not be completed in a timely manner, or at all, which may adversely affect Xura’s business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed transaction, including the adoption of the definitive merger agreement for the transaction by Xura’s stockholders and the receipt of certain governmental and regulatory approvals in the U.S. and in foreign jurisdictions, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed transaction on Xura’s business, operating results, and relationships with customers, suppliers and others, (v) risks that the proposed transaction may disrupt Xura’s current plans and business operations, (vi) potential difficulties retaining employees as a result of the proposed transaction, (vii) risks related to the diverting of management’s attention from Xura’s ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against Xura related to the merger agreement or the proposed transaction. In addition, Xura’s actual performance and results may differ materially from those currently anticipated due to a number of risks including, without limitation: (i) the conditions of markets generally and the industries in which Xura operates, including recent volatility in Xura’s key industry segments, (ii) Xura’s ability to diversify its product applications, expand its customer base, and enter into new market segments, and (iii) other events and factors disclosed previously and from time to time in Xura’s filings with the Securities and Exchange Commission (“SEC”), including Xura’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 (the “Form 10-K”). The documents and reports Xura files with the SEC are available through Xura, or its website, www.Xura.com, or through the SEC's Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) at www.sec.gov. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law, Xura does not undertake to update these forward-looking statements to reflect future events or circumstances. Additional Information and Where to Find It This communication may be deemed to be solicitation material in respect of the proposed acquisition of Xura. In connection with the proposed transaction, Xura will be filing relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Xura will mail or otherwise make available the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. XURA STOCKHOLDERS AND OTHER INVESTORS ARE ADVISED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN RESPECT OF THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, AS THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Xura stockholders and other investors may obtain free copies of the definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), along with other documents filed by Xura with the SEC, at the SEC’s website (http://www.sec.gov) or through the investor relations section of Xura’s website (http://www.xura.com). Xura and its directors and executive officers may be deemed participants under SEC rules in the solicitation of proxies from Xura’s stockholders in favor of the proposed transaction. Information about Xura’s directors and executive officers and their interests in the solicitation, which may, in some cases, differ from those of Xura’s stockholders generally, will be included in the proxy statement filed with the SEC in connection with the proposed transaction. Additional information about these directors and executive officers is available in Xura’s proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on May 28, 2015, and in the Form 10-K. To the extent that holdings of Xura’s securities by Xura’s directors and executive officers have changed since the amounts printed in the latest proxy statement or Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Non-GAAP Information This communication includes non-GAAP adjusted measures regarding Xura’s historical performance and its guidance for fiscal year 2016. This measure is not in accordance with, or an alternative for, GAAP financial measures and may be different from, or not comparable to similarly titled or other non-GAAP financial measures used by other companies. We believe that the presentation of this non-GAAP financial measure provides useful information to investors regarding certain additional financial and business trends relating to our results of operations. This measure is used by management in monitoring our businesses, evaluating our financial results and for planning purposes.

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